Exhibit 10.6

LKQ CORPORATION
Cash Incentive Plan
SECTION 1
BACKGROUND, PURPOSE, AND DURATION
1.1Effective Date. The Plan was adopted by the Committee on February 25, 2019 (the “Effective Date”).

1.2Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by attracting, retaining, and motivating key service providers to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such service providers with incentive awards based on the achievement of goals relating to the performance of the Company.

1.3Duration of the Plan. The Plan shall commence on the Effective Date and, subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 2
DEFINITIONS

Capitalized terms used in the Plan but not defined below have the same meanings as in the EIP.
2.1“Actual Award” means, as to any Award, the actual amount (if any) payable to a Participant for the Award. Each Actual Award is determined by the Payout Formula for the Award, subject to the Committee’s authority under Section 3.5 to eliminate, reduce, or increase the amount otherwise determined by the Payout Formula.

2.2“Affiliate” means any corporation or other entity controlled by the Company.

2.3“Award” means an award granted under the Plan.

2.4 “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.5“EIP” means the Company’s 1998 Equity Incentive Plan, as amended from time to time.

2.6“Individual Objectives” means quantifiable objectives determined by the Committee that measure the individual’s performance of his or her overall duties to the Company, which may include, without limitation, any enumerated Performance Goal, measures related to long-term strategic plans, and measures related to succession plans.

2.7“Notice” means a written communication informing a Participant of an Award granted to the Participant under the Plan.

2.8“Participant” means a Person who has an outstanding Award.

2.9“Payout Formula” means, as to any Award, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Award (if any) to be paid. The formula or matrix may differ from Award to Award.

2.10“Performance Period” means, as to any Award, the period of time over which the Performance Goals are intended to be measured, as determined by the Committee.

2.11“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee to be applicable to an Award. As determined by the Committee, the Performance Goals for any Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation, and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of the Shares, (xii) earnings per share, (xiii) earnings yield, (xiv) total stockholder return, (xv) return on capital, (xvi) return on assets, (xvii) product quality, (xviii) economic value added, (xix) number of customers, (xx) market share, (xxi) return on investments, (xxii) profit after taxes, (xxiii) customer satisfaction, (xxiv) business divestitures and acquisitions, (xxv) supplier awards from significant customers, (xxvi) new product development, (xxvii) working capital, (xxviii) Individual Objectives, and (xxix) return on net assets. The Performance Goals may differ from Award to Award. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in relative terms (including, but not limited to, against another company or companies), (C) on a per-share basis, (D) against the performance of the Company as a whole or a segment of the Company, and/or (E) on a pre-tax or after-tax basis. The Committee may include or exclude unusual, atypical, and/or non-recurring items in or from the definition of the Performance Goals.

2.12“Plan” means the LKQ Corporation Cash Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.13“Retirement” means the Participant voluntarily incurs a Separation from Service (A) after attaining at least 60 years of age and completing at least five years of Service with the Company or an Affiliate or (B) under circumstances that the Committee determines qualify as a Retirement from the Company or an Affiliate.

2.14“Target Award” means, as to any Award, the target amount payable for that Award, expressed as a percentage of the Participant’s Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1Selection of Participants. The Committee shall determine the terms of any Awards under the Plan. A Participant who receives an Award in no way is guaranteed or assured of being selected for any other Award.

3.2Determination of Performance Goals. The Committee shall establish the Performance Goals for each Award. Such Performance Goals shall be set forth in the Notice.

3.3Determination of Target Awards. The Committee shall establish a Target Award for each Participant to whom it chooses to grant an Award. Each Participant’s Target Award shall be determined by the Committee, and each Target Award shall be set forth in the Notice.

3.4Determination of Payout Formula or Formulae. Each Payout Formula (a) shall be set forth in the Notice; (b) shall be based on a comparison of actual performance to the Performance Goals; (c) shall provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved; and (d) may provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

3.5Determination of Actual Awards. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout

Formula to the level of actual performance that has been determined by the Committee. Notwithstanding any contrary provision of the Plan and the Payout Formula, the Committee may eliminate, reduce, or increase the Actual Award payable to any Participant.

3.6Service Requirement. Except as otherwise set forth in the Plan and in any severance policy adopted from time to time by the Company, a Participant who incurs a Separation from Service during the Performance Period relating to any Award granted to the Participant under the Plan shall not be entitled to the payment of an Award for such Performance Period.

3.7Separation from Service due to Death or Disability. Except as otherwise set forth in a Notice, a Participant who incurs a Separation from Service as a result of death or Disability during the Performance Period relating to any Award granted to the Participant under the Plan shall receive the Participant’s Target Award for such Award, without regard to whether the Performance Goals are ultimately achieved.

3.8Separation from Service due to Retirement. Except as otherwise set forth in a Notice, a Participant who incurs a Separation from Service as a result of Retirement during the Performance Period relating to any Award granted to the Participant under the Plan shall remain eligible to earn such Award, subject to the condition that the Participant remains in material compliance with the terms of any confidentiality, non-compete, or non-solicitation agreement between the Company and the Participant, and subject to all the terms of this Plan and the Notice (including applicable Performance Goals), except that the Service requirement shall not apply and the Award shall be prorated as follows: (i) if the one-year anniversary of the commencement of the Performance Period relating to the Award has occurred as of the date of Retirement, then the Participant shall be eligible to earn 100% of the Award; and (ii) if the one-year anniversary of the commencement of the Performance Period relating to the Award has not occurred as of the date of Retirement, then the Participant shall be eligible to earn a percentage of the Award equal to a fraction, the numerator of which is the number of days between the commencement of the Performance Period and the date of Retirement and the denominator of which is 365. Notwithstanding the foregoing, neither the Participant nor a beneficiary designated pursuant to Section 6.5 hereof shall be entitled to receive any payment pursuant to this Section 3.8 (A) unless (and only to the extent that) it is determined after the end of the applicable Performance Period that the Performance Goals are achieved or (B) with respect to an Award that has a scheduled Performance Period of one year or shorter (e.g., an annual bonus award).

3.9Change of Control. Except as otherwise set forth in a Notice, in the event of a Change of Control, Participants shall remain eligible to earn and receive any payments relating to Awards under this Plan in accordance with the terms of the Awards and the Plan, subject to continued Service through the end of the Performance Period, except that the Awards payable to Participants shall be calculated based on the better of actual achievement of the Performance Goals as of the date of the Change of Control or “target” achievement of such Performance Goals, which Performance Goals shall be adjusted pro rata based on the number of days in the Performance Period that have elapsed as of the Change of Control. Moreover, if (i) the Acquiror does not assume a Participant’s Award under this Plan or (ii) within two years following the Change of Control, a Participant incurs a Separation from Service either (A) by the Company or an Affiliate without Cause or (B) by the Participant for Good Reason, the Award shall be deemed to have been earned as of the Change of Control or as of the Separation from Service (as applicable), based on the better of actual achievement of the Performance Goals as of the date of the Change of Control or “target” achievement of such Performance Goals, which Performance Goals shall be adjusted pro rata based on the number of days in the Performance Period that have elapsed as of the Change of Control. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and provide for an accelerated payment in connection with a Change of Control, Change of Control shall have the same meaning as a “change in control” within the meaning of Section 409A of the Code.

SECTION 4
PAYMENT OF AWARDS

4.1Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or segregation of assets by the Company, or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2Timing of Payment. Subject to Section 3.5, payment of each Actual Award shall be made as soon as administratively practicable following completion of the audit of the Company’s year-end financial statements, but in no event later than the last day of the calendar year following the calendar year in which the applicable Performance Period has ended.

4.3Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee may declare any Actual Award, in whole or in part, payable in Shares, Shares of Restricted Stock, RSUs, and/or Options granted under the EIP. The number of Shares, Shares of Restricted Stock, and/or RSUs granted shall be determined by the Committee and generally shall be determined by dividing the cash amount foregone by either (i) an average of the Fair Market Value of a Share over a period of time prior to the date of grant of the equity award, or (ii) the Fair Market Value of a Share on the date that the cash payment otherwise would have been made, rounded up to the nearest whole number. The number of Options granted shall generally be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number. Any equity awards so awarded may be subject to such additional vesting over a period of not more than five years, and/or be subject to additional vesting conditions, including specifically additional Performance Goals, as determined by the Committee.

SECTION 5
ADMINISTRATION

5.1Committee Is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board.

5.2Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Persons shall be granted Awards, (b) prescribe the terms and conditions of Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by service providers who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (f) interpret, amend, or revoke any such rules.

5.3Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be in that body’s sole discretion, shall be final, conclusive, and binding on all Persons, and shall be given the maximum deference permitted by law.

5.4Delegation by the Committee. The Committee, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

5.5Facility of Payment. If a Participant or his or her beneficiary is entitled to payments under the Plan and in the Company’s opinion such Person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the Participant’s or such beneficiary’s legal representative, or to a relative or friend of the Participant or beneficiary for such Person’s benefit, or the Company may make payments for the benefit of the Participant or beneficiary in any manner that it considers advisable. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder.

SECTION 6
GENERAL PROVISIONS

6.1Tax Withholding. The Company or an Affiliate, as applicable, may withhold all applicable taxes from any Actual Award, including any federal, state, and local taxes.

6.2No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s Service at any time, with or without Cause.

6.3Participation. No Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. Participation in this Plan shall not give any Person the right to participate in any other plan of the Company or any Affiliate.

6.4Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.5Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any payable but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any payable benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.6Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or as provided in this section. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7Deferrals. The Committee may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee.

SECTION 7
AMENDMENT, TERMINATION, AND DURATION
7.1Amendment, Suspension, or Termination. The Board may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 8
LEGAL CONSTRUCTION

8.1Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

8.5Section 409A of the Code. It is intended that the Plan shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the requirement that all payments hereunder shall be paid within the applicable short-term deferral period as set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A. The Committee shall administer and interpret the Plan in a manner consistent with this short-term deferral exception and any other regulations or other Internal Revenue Service guidance issued with respect to Section 409A. In addition, any payments under the Plan of an amount that is deferred compensation under Section 409A in connection with a Participant’s Separation from Service shall not be made earlier than six months after the date of Separation from Service to the extent required by Section 409A of the Code.

8.6Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.

8.7Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.